Exhibit 10.19

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CONNECTM TECHNOLOGY SOLUTIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$400,000	February 22, 2022

FOR VALUE RECEIVED, the undersigned, ConnectM Technology Solutions, Inc., a Delaware corporation (the “Corporation”), promises to pay to Arumilli LLC (the “Lender”), upon the terms and conditions contained herein, the principal sum of Four Hundred Thousand Dollars ($400,000), with interest from the date hereof on the principal amount from time to time unpaid as set forth herein, such interest to be payable upon maturity, unless otherwise provided herein. This Note shall mature on February 21, 2025 (the “Maturity Date”), subject to adjustment as set forth in Section 4 below. All amounts payable under this Note are payable in lawful money of the United States without notice, demand, offset or deduction. This Note has been issued pursuant to a certain Credit Agreement dated as of February 21, 2022 by and among the Corporation, the Lender and certain other parties thereto (the “Credit Agreement”) and is subject to a certain Security and Intercreditor Agreement of even date herewith by and between the Corporation and the Lender of even date herewith (the “Security Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement and/or the Security Agreement.

Section 1: Interest; Payments. This Note shall accrue interest at an annual rate of nine and one quarter of one percent (9.25%) of the principal amount hereof, such interest to be paid upon the Maturity Date, except as otherwise provided herein. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default (as defined in the Purchase Agreement) after the expiration of any applicable cure periods, the Notes shall accrue interest at an annual rate of twelve percent (12.0%) of the principal amount hereof. Commencing on June 1, 2022, Borrower shall make quarterly payments of accrued and outstanding interest on this Note. Subject to Section 9 hereof, the principal amount of this Note, together with any accrued but unpaid interest thereon, shall be due and payable in full upon the Maturity Date.

Section 2: Series of Notes. This Note is issued pursuant to the terms of the Credit Agreement, as it may be amended from time to time. This Note is one of a series of notes (collectively, the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder, the principal amount of each Note, and the date on which each Note is funded) issued or to be issued by the Corporation in accordance with the terms of the Purchase Agreement. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby, as provided in the Security Agreement. The holders of such Notes are collectively referred to herein as the “Lenders.”

Section 3: Assignment. The Lender shall not sell, assign, transfer, pledge, hypothecate or dispose of, by gift or otherwise, all or any part of this Note or any of its rights or obligations hereunder, whether voluntarily, by operation of law, or otherwise, without the prior written consent of the Corporation, provided, however, that the Lender may sell, assign, transfer, pledge, hypothecate or dispose of, by gift or otherwise all or any part of this Note to any of its Affiliates (as defined in the Credit Agreement), so long as such Affiliate agrees to be bound by the terms and conditions of this Note, the Credit Agreement and the Security Agreement. Subject to the foregoing, the rights and obligations of the Corporation and the Lender under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

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Section 4: Amendment. This Note and the Credit Agreement or the Security Agreement that are incorporated into this Note, may be amended, modified, altered or supplemented and the observance of any term hereof or thereof may be waived (either generally or in a particular instance) by means of a written instrument duly executed and delivered on behalf of the Corporation and Lenders holding Notes representing at least a majority in principal amount of all Notes then outstanding. No failure or delay on the part of the Lender in exercising any power, right or privilege under this Note or the Credit Agreement shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.

Section 5: Prepayment. This Note may be prepaid in whole or in part at any time and from time to time, without penalty.

Section 6: Security. All amounts due and payable under this Note shall be secured by a security interest in the Collateral as provided in and subject to, the Security Agreement.

Section 7: Event of Default. Upon an Event of Default (as defined in the Security Agreement and subject to Section 8 of the Security Agreement) after the expiration of any applicable cure period, all indebtedness under this Note shall become immediately due and payable without any action on the part of the Lender, and the Corporation shall immediately pay to the Lender all such amounts. The Lender shall also have any other rights which the Lender may have been afforded under any contract or agreement at any time and any other rights which the Lender may have pursuant to applicable law. Acting through the Collateral Agent (as defined in the Security Agreement) the Lender and the other holders of Notes may exercise any and all of their remedies under the Security Agreement contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law.

Section 8: Subordination. The Corporation, for itself, its successors and assigns, covenants and agrees, and the Lender of this Note, for itself, its successors and assigns, likewise covenants and agrees, that any other provision of the Security Agreement or this Note notwithstanding, the payment of principal and interest on this Note shall be subordinated and subrogated to the rights of all holders of Senior Debt (as defined below) to receive payment in full of all Senior Debt. For the purposes of this Section 8, “Senior Debt” shall mean all indebtedness of the Corporation for money borrowed from banks or other institutional, financial or commercial lenders, including any extensions and renewals thereof, as approved by the Corporation’s Board of Directors and permitted under the Credit Agreement, whether outstanding on the date hereof or hereafter created or incurred, which is by its terms not subordinated and junior to or on parity with this Note. Upon the request of the Corporation, the Lender shall execute any documents reasonably necessary to effect such subordination, in form and substance reasonably satisfactory to the Lender.

Section 9: Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given: (i) upon personal delivery to the party to be notified, (ii) when sent by e-mail if sent during normal business hours of the recipient; if not, then on the next business day, but in either case only if a confirmation copy of such notice or demand is concurrently sent or delivered in a manner provided for in subsection (i) or (iii) of this paragraph; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the applicable address set forth in the Credit Agreement or at the most recent address, specified by written notice, given to the sender pursuant to this Section 9.

Section 10: Waiver. The Corporation and any endorsers or guarantors of this Note for themselves, their heirs, legal representatives, successors and assigns, respectively, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note.

Section 11: Governing Law. This Note shall be governed by and construed in accordance with the laws of the Sate of Delaware without regard to conflicts of law provisions of such state or any other state.

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Section 12: Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

IN WITNESS WHEREOF, the Corporation has caused this Promissory Note to be executed in its name as of February 22, 2022.

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi

Name:	Bhaskar Panigrahi

Title:	Treasurer

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